SEVENTH MODIFICATION TO SECURED PROMISSORY NOTE AND WAIVER OF DEFAULTS

THIS SEVENTH MODIFICATION TO SECURED PROMISSORY NOTE AND WAIVER OF DEFAULTS (this "Modification"), effective as of October 31, 2014, is entered into by and among KCI INVESTMENTS, LLC, a Nevada limited liability company ("KCI"), PREFERRED RESTAURANT BRANDS, INC. f/k/a DIXIE FOODS INTERNATIONAL, INC., a Florida corporation ("Dixie" and, together with KCI, each a "Borrower" and collectively, "Borrowers") and CBC PARTNERS I, LLC, a Washington limited liability company, or its assigns ("Lender").

RECITALS

WHEREAS, KCI is currently indebted to Lender pursuant to the terms and conditions of that certain Secured Promissory Note between KCI and Lender dated as of June 22, 2012, as modified pursuant to that certain First Modification to Secured Promissory Note dated as of July 19, 2012, that certain Second Modification to Secured Promissory Note dated as of October 22, 2012, that certain Third Modification to Secured Promissory Note dated as of July 19, 2013, that certain Fourth Modification to Secured Promissory Note dated as of November 19, 2013, that certain Fifth Modification to Secured Promissory Note dated as of January 19, 2014 (the "Fifth Modification"), and that certain Sixth Modification to Secured Promissory Note dated as of April 19, 2014 (the "Sixth Modification"), and as further amended from time to time (the "Note");

WHEREAS, Lender consented in the Fifth Modification to a reverse merger of KCI into Dixie, a public shell corporation, subject to the conditions precedent in Section 2 of the Fifth Modification (the "Merger Conditions"), which KCI has failed to satisfy;

WHEREAS the actual transaction consummated by KCI and Dixie constituted an acquisition by Dixie of KCI (the "Acquisition"), the result of which is that KCI is now a wholly owned subsidiary of Dixie, which, in turn, is a subsidiary of KCI Holding 1, LLC ("Holdings"), and, in connection with such Acquisition, the indebtedness of the Note was assumed by Dixie and all warrants previously issued by KCI to Lender were assumed by or converted into membership units of Holdings;

WHEREAS, KCI is currently in default under the terms of the Note as a result of (i) failing to make the principal payment due no later than June 30, 2014, as set forth in Section 9 of the Sixth Modification, (ii) incurring debt to Bankers Trust of South Dakota, in its capacity as trustee of the Turpin Brown Trust; Bankers Trust of South Dakota, in its capacity as trustee of The Richard D. Doermer 1999 8% Charitable Remainder Unitrust; Bankers Trust of South Dakota, in its capacity as trustee of the Richard D. Doermer 2006 6% Charitable Lead Unitrust; Bankers Trust of South Dakota, in its capacity as trustee of the Richard D. Doermer 2006 6% Charitable Remainder Unitrust; Simpson VIII, L.L.C.; Simpson IV, L.L.C.; and Richard D. Doermer (the "Third Party Lenders") in violation of Section 6.4 of the Note, and (iii) granting security interests in certain of its assets to the Third Party Lenders in violation of Section 6.5 of the Note (the "Existing Defaults");

WHEREAS, KCI and Dixie have asked that Lender extend the maturity of the Note, increase the principal amount of the Note, and waive the Existing Defaults, and Lender has agreed to such requests, subject to the terms and conditions set forth in this Modification;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be amended as follows:

1. Waiver of Merger Conditions; Consent to the Acquisition. Lender hereby waives the Merger Conditions and consents to the Acquisition, subject to the terms and conditions herein.

2. Joinder of Dixie.

(a) Dixie hereby agrees to be bound with KCI, on a joint and several basis, as "Borrower" under the Note and agrees to be bound by the provisions of the Note in its entirety, as if a signatory thereto on the date of the Note as "Borrower", and Dixie shall comply with and be subject to and have the benefit of, and hereby assumes and agrees to be bound by, all of the terms, conditions, covenants, agreements and obligations set forth therein. All Advances under the Note shall be deemed to be jointly funded to and received by both Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under the Note for, all Liabilities, regardless of the manner or amount in which proceeds of Advances are or were used, allocated, shared, or disbursed by or among Borrowers themselves, or the manner in which Lender accounts for such Advances or other extensions of credit on its books and records. Each Borrower acknowledges and expressly agrees that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under this Modification, the Note and the other Ancillary Documents to any or all of Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Upon any Event of Default, Lender may proceed directly and at once, without notice, against any Borrower or all to collect and recover the full amount, or any portion of the Liabilities, without first proceeding against any other Borrower or any other person, or against any security or collateral for the Liabilities. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Liabilities. All references in the Note or the Ancillary Documents to "Borrower" shall be deemed to include KCI and Dixie, individually and collectively.

(b) To the extent that any Borrower shall, under the Note as a joint and several obligor, repay any of the Liabilities constituting Advances made to the other Borrower hereunder or other Liabilities incurred directly and primarily by the other Borrower (an "Accommodation Payment"), then such Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, the other Borrower in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of both Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments that could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (32) of the Bankruptcy

Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 2(b) shall be subordinate in right of payment to the prior payment in full of the Liabilities. The provisions of this Section 2(b) shall, to the extent expressly inconsistent with any provision in the Note or any Ancillary Document, supersede such inconsistent provision.

3. Representations and Warranties of Dixie. Dixie hereby represents and warrants, for the benefit of Lender, as follows: that (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization as set forth above, and has all requisite power and authority to own its property and to carry on its business as now being conducted, to enter into this Modification and to carry out the provisions and conditions of this Modification and the Note; (b) this Modification and the Note constitute legal, valid and binding obligations of Dixie enforceable against Dixie in accordance with the terms hereof and thereof.

4. Amended Definition of "Maturity Date". The definition of "Maturity Date", as set forth in Section 1.1 of the Note, is deleted in its entirety and replaced with the following:

"Maturity Date" means April 30, 2015.

5. Amended Section 2.1. Section 2.1 of the Note is deleted in its entirety and replaced with the following:

2.1 Advance. On June 25, 2012, $300,000 of the principal balance of this Secured Promissory Note was advanced to Borrower. On July 19, 2012, an additional $1,700,000 of the principal balance of this Secured Promissory Note was advanced to Borrower. On October 22, 2012, an additional $900,000 of the principal balance of this Secured Promissory Note was advanced to Borrower and on December 21, 2012, an additional $100,000 of the principal balance of this Secured Promissory Note was advanced to Borrower. As of December 17, 2014, Borrower has repaid $300,000 of the principal on the Note. On or before January 30, 2015, Borrower may request an additional Advance in an amount not to exceed $250,000.

The request for the additional Advance shall be in writing, specify Borrower's intended use for the requested Advance and be signed by Borrower in the form attached hereto as Exhibit A (the "Advance Request"). No Advance shall be made on or after the Maturity Date, or after the occurrence of a default or Event of Default which has not been cured or waived by Lender, any such waiver to be granted at Lender's sole discretion. Borrower agrees that Lender may rely on any Advance Request given by any person Lender reasonably believes is authorized to make such request without the necessity of independent investigation. Notwithstanding anything to the contrary contained herein, the aggregate

principal amount of all advances made hereunder shall not exceed Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000) at any time.

6. Amended Section 2.3. Section 2.3 of the Note is deleted in its entirety and replaced with the following:

> 2.3 Default Interest. Upon the occurrence of an Event of Default, the unpaid principal amount of the Loan and accrued and unpaid interest thereon shall bear interest at a rate equal to the lesser of the (a) Maximum Rate or (b) Default Rate. Such interest shall accrue, commencing upon the occurrence of an Event of Default and continue until such Event of Default is cured or waived.

7. Amended Section 2.4. Section 2.4 of the Note is deleted in its entirety and replaced with the following:

> 2.4 Payments. Borrower shall make (a) monthly payments of interest on the first (1st) day of each month, and (b) a principal payment of Two Hundred Fifty Thousand Dollars ($250,000) on or before January 30, 2015. Borrower may prepay all or any portion of the Loan at any time prior to the Maturity Date, without premium or penalty. Borrower shall pay the outstanding principal balance of this Note, together with all accrued and unpaid interest, fees and costs, on or before the Maturity Date.

8. Amended Use of "Security Agreement" and "Ancillary Documents". The term "Security Agreement" in Sections 5.2, 5.4, 13.3 and 13.9 is amended to be "Ancillary Documents".

9. Amended Section 7. The following paragraphs are added to Section 7 of the Note as new subsections 7.1.9 and 7.1.10, with the appropriate, corresponding punctuation changes to Sections 7.1.7 and 7.1.8:

> 7.1.9 any payment of principal or prepayment of interest on any debt incurred in violation of Section 6.4, regardless of whether such violation has been waived by Lender; provided that Borrower may make principal payments in an aggregate amount not to exceed $190,000 for all such payments, pursuant to those certain promissory notes (i) dated August 28, 2013, in the original principal amount of $90,000, executed by Borrower in favor of Simpson IV, L.L.C. and (ii) dated October 30, 2013, in the original principal amount of $100,000, executed by Borrower in favor Richard D. Doermer; and

> 7.1.10 any acceleration or delivery to Borrower of any notice of intent to accelerate with respect to, or the maturation of, any debt owing by Borrower to any person or entity other than Lender.

10. Amended Section 9. Section 9 of the Note is deleted in its entirety and replaced with the following:

> **9. Attorneys' and Collection Fees.** Should the indebtedness evidenced by this Secured Promissory Note or any part hereof be collected at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay and indemnify Lender for, in addition to principal and interest due and payable hereon, all costs of collection, including, without limitation, reasonable attorneys' fees, costs and expenses, incurred by Lender in collecting on or enforcing this Secured Promissory Note and the Ancillary Documents. Without limiting the foregoing, Borrower shall indemnify Lender for, and pay immediately upon demand, all costs and expenses (including attorneys' fees) incurred in connection with the negotiation, drafting, closing, modification or amendment, execution, delivery, collection, or enforcement of this Note and the Ancillary Documents and any matters contemplated by this Note or any Ancillary Document, and will reimburse Lender for all out-of-pocket expenses (including reasonable attorneys' fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing.

11. Amended Section 12.2. Section 12.2 of the Note is deleted in its entirety and replaced with the following:

> 12.2 Survival. All indemnification rights hereunder shall survive the execution and delivery of this Secured Promissory Note and the consummation of the transactions contemplated hereby (a) for a period of three years with respect to representations and warranties made by Borrower, and (b) until fully performed with respect to covenants and agreements made by Borrower, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Lender and/or any of the Indemnified Persons or the acceptance by Lender of any certificate or opinion.

12. Amended Section 13.1.

(a) The address for notices to Lender in Section 13.1 of the Note is hereby deleted in its entirety and replaced with the following:

CBC Partners I, LLC
777 108th Ave NE, Suite 1895
Bellevue, WA 98004
Fax: (425) 688-7003
Attention: Alan Hallberg

(b) The following address for notices to Dixie is added as an additional address to Section 13.1 of the Note:

Preferred Restaurant Brands, Inc.
4033 S. Dean Martin Drive
Las Vegas, NV 89103
Fax: (___) __________
Attention: Kenneth Antos

13. Waiver. Lender waives its default rights with respect to the Existing Defaults. This waiver applies only to the Existing Defaults and, except as to the Existing Defaults, the execution of this Modification and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Default under the Note or a waiver of any breach, default or event of default under any Loan Document. Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect without waiver or modification. Each Borrower represents and warrants that as of the date hereof, there are no claims or offsets against or defenses or counterclaims to such Borrower's obligations under the Note or any Ancillary Document.

14. No Other Changes. Except as explicitly amended by this Modification, all of the terms and conditions of the Note shall remain in full force and effect and shall apply to any Advance or Letter of Credit thereunder.

15. Representations and Warranties. Each Borrower hereby represents and warrants to Lender as follows:

(a) Such Borrower has all requisite power and authority to execute this Modification and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Modification and all such other agreements and instruments has been duly executed and delivered by such Borrower and constitute the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by such Borrower of this Modification and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the governing documents of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Section 4 of the Note are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d) As of the date of this Modification, there exists no Event of Default as defined in the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

16. No Waiver. The execution of this Modification and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Default under the Note or a waiver of any breach, default or event of default under any Loan Document, except as expressly stated herein.

17. Amendment Fee and Expenses. Borrowers shall jointly and severally owe to Lender a fully earned and nonrefundable amendment fee in the amount of Fifty-five Thousand Dollars ($55,000.00) (the "Amendment Fee") contemporaneously with the earlier of Borrowers' execution and delivery to Lender of this Modification. Borrowers' execution of this Modification shall constitute their agreement, regardless of whether the conditions precedent set forth in Section 18 below are satisfied, to pay upon demand the Amendment Fee and all reasonable fees and expenses of Lender incurred in connection with this Modification and the Loan, including (without limitation) attorneys' fees and expenses for the preparation, negotiation, examination and enforcement of documents (including, without limitation, this Modification and any Ancillary Documents executed or delivered in connection herewith, and all other fees and costs incidental to the closing of this Modification and the making of the Loan). Lender shall not be required to pay any premium, brokerage fee, loan broker fee, commission or similar compensation in connection with this transaction, and each Borrower agrees to defend, indemnify, and hold Lender harmless from and against all claims asserted by any person on account of any such fee, commission or compensation, including attorneys' fees paid or incurred by Lender with respect to any such claim.

18. Conditions Precedent. The execution and performance of this Modification by Lender is subject to the following conditions precedent:

(a) Execution by each Borrower and delivery to Lender of this Modification, in form and substance satisfactory to Lender.

(b) Execution by Dixie and delivery to Lender of a Warrant Agreement for one million four hundred fifty thousand (1,450,000) shares of Dixie, in form and substance satisfactory to Lender.

(c) Execution by Dixie and delivery to Lender of a Security Agreement, in form and substance satisfactory to Lender.

(d) Delivery to Lender of certified resolutions of Dixie to enter into this Modification, including the joinder provisions in Section 2 hereof, and the Warrant Agreement referenced in clause (b), in each case, in form and substance satisfactory to Lender.

(e) Delivery to Lender of an incumbency certificate of Dixie, in form and substance satisfactory to Lender.

(f) Execution and delivery by Kenneth M. Antos and Sheila M. Neumann-Antos, as Trustees of the Kenneth and Sheila Antos Living Trust dated April 26, 2007 and any amendments thereto (the "Antos Trust") to Lender of a Deed of Trust on the real property located at 5148 Spanish Heights Drive, Las Vegas, Nevada 89148 (the "Real Property"), in form and substance satisfactory to Lender in its sole discretion.

(g) Delivery to Lender of a trust certificate by the Antos Trust, in form and substance satisfactory to Lender.

(h) Execution by each of the Guarantors of the Agreement and Acknowledgement of Guarantors attached hereto.

(i) Delivery to Lender of a name affidavit of Sheila M. Neumann-Antos in form and substance satisfactory to Lender.

(j) Payment in full and in good funds of the Amendment Fee all reasonable fees and expenses of Lender incurred in connection with this Modification, including (without limitation) attorneys' fees and expenses for the preparation, negotiation, examination and enforcement of documents (including, without limitation, this Modification and any Ancillary Documents executed or delivered in connection herewith, and all other fees and costs incidental to the closing of this Modification and the making of the Loan) for which Lender has made demand.

(k) The representations and warranties in Section 4 of the Note shall be true and correct as of the date of this Modification and any additional Advance.

(l) Since September 30, 2014, there shall have been no material adverse change, as determined by Lender, in the financial condition or business of either Borrower (or any guarantor hereunder), nor any material decline, as determined by Lender, in the market value of any collateral required hereunder or a substantial or material portion of the assets of either Borrower (or any such guarantor).

19. Holdings Resolutions and Warrant.

(a) Within sixty (60) days of the date hereof (which date may be extended in Lender's sole discretion), Borrowers shall deliver to Lender evidence satisfactory to Lender in its discretion of the ratification of the conversion of 5,858,225 membership units of KCI into an equal number of membership units of Holdings and the issuance of 5,858,225 membership units of Holdings to Lender.

(b) Borrowers shall take all actions necessary, in good faith, to cause Holdings to issue membership units in Holdings to Lender, within sixty (60) days of the date hereof (which date may be extended in Lender's sole discretion), based upon the exercise of those certain Warrants to Purchase Membership Units issued by KCI dated July 19, 2012, October 22, 2012, and November 19, 2013, for an aggregate of 5,858,225 membership units in Holdings.

(c) Within sixty (60) days of the date hereof (which date may be extended in Lender's sole discretion), Borrowers shall deliver to Lender evidence satisfactory to Lender in its discretion of the assignment and assumption by Holdings reflecting the exchange of those certain Warrants to Purchase Membership Units issued by KCI dated April 19, 2014, for an aggregate of 1,818,574 membership units of KCI, for warrants issued by Holdings to Lender for an aggregate of 1,818,574 membership units of Holdings.

20. Title Policy. Within sixty (60) days of the date hereof (which date may be extended in Lender's sole discretion), Lender shall have received a policy of title insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Lender, in such amount as Lender shall require, insuring Lender's lien on the Real Property, subject only to such exceptions as Lender shall approve in its discretion, with all costs thereof to be paid by Borrower. Borrower agrees to cause any necessary parties to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to Lender.

21. Blocked Account. Within sixty (60) days of the date hereof (which date may be extended in Lender's sole discretion), Borrower shall deliver to Lender a fully executed (a) springing blocked account agreement by and among Kenneth M. Antos ("Antos"), Lender and JPMorgan Chase & Co. or its affiliate for account number xxxxx3477 (the "Account"), which is the Account in which Antos deposits or receives payments under that certain Settlement Agreement and Mutual Release, as amended by and among Twin Towers Trading Site Management, LLC, Jeffrey Brandon, Eric Scholer, David L. Beacklean, SMG Group, Inc., and Antos, dated as of September 1, 2012 (the "Settlement Agreement"), and (b) irrevocable payment directive directing all payments under the Settlement Agreement to be made into the Account, subject to change only upon the direction of Lender in Lender's sole discretion. Antos covenants and agrees not to direct payments from the Settlement Agreement into any account other than the Account without the prior written consent of Lender, such consent to be withheld in Lender's sole discretion.

22. Further Assurances. Promptly upon request, Borrowers and Guarantors shall deliver, and shall cause Holdings and Third Party Lenders to deliver, such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Lender deems appropriate to evidence or perfect its interest in any Collateral, or otherwise to give effect to the intent of this Modification and the documents, instruments and transactions contemplated hereby and under the other Ancillary Documents, as modified hereby.

23. Information. In addition to the requirements of Section 5.6 of the Note, each Borrower shall submit to Lender (a) notice of the occurrence of a default or Event of Default under the Note or any Ancillary Document, (b) notice of the threat or commencement of litigation against either Borrower or any Guarantor in an amount in excess of $100,000, (c) notice regarding changes in either Borrower's structure, name, ownership, officers or manager, (d) any notice received by either Borrower or Holdings with respect to any debt or obligation owing by either Borrower to any other person or entity, including the Third Party Lenders, including but not limited to any notice of default, notice of intent to accelerate or notice of acceleration, and (e) such other information as Lender may reasonably request.

24. Agency of Dixie for KCI. KCI irrevocably appoints Dixie as its agent for all purposes relevant to this Modification, the Note and the Ancillary Documents, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action that might otherwise be valid or effective only if given or taken by both Borrowers shall be valid and effective if given or taken only by Dixie, whether or not KCI joins therein, and Lender shall have no duty or obligation to make further inquiry with respect to the authority of Dixie under this Section 24; provided that nothing in this Section 24 shall limit the effectiveness of, nor the right of Lender to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action delivered by either Borrower pursuant to this Modification, the Note, or any Ancillary Document or to require the consent of both Borrowers to any such action.

25. Ownership. KCI and Dixie shall not issue any stock, warrant, option, or other ownership interest without the prior written consent of Lender.

26. References. All references in the Note to "this Secured Promissory Note" shall be deemed to refer to the Note as amended hereby, and any and all references in the Loan Documents to the Note shall be deemed to refer to the Note as amended hereby. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Note. Failure by any Borrower or Guarantor to strictly comply with the terms of this Modification shall constitute an Event of Default under the Note.

27. Miscellaneous. This Modification and each of the Agreement and Acknowledgement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. Electronic delivery of an original signature shall constitute an original signature.

28. Statutory Notice. **ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.**

Intentionally blank

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be duly executed as of the date first above written.

BORROWERS:

KCI INVESTMENTS, LLC,
a Nevada limited liability company

/S/ CFO for

By: Ken Antos
Its: Managing Member

Address: 4033 S. Dean Martin Drive
Las Vegas, NV 89103

PREFERRED RESTAURANT BRANDS, INC. f/k/a DIXIE FOODS INTERNATIONAL, INC.
a Florida corporation

/S/ CFO & VP for

By: Ken Antos
Its: President

Address: 4033 S. Dean Martin Drive
Las Vegas, NV 89103

LENDER:

CBC PARTNERS I, LLC,
a Washington limited liability company

____

By: John Otter
Its: Authorized Manager Representative

Address: 777 108th Ave NE
Suite 1895
Bellevue, WA 98004
Facsimile: (425) 688-7003

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

Each of the undersigned guarantors of the indebtedness of KCI Investments, LLC, a Nevada limited liability company (the "KCI") to CBC Partners I, LLC ("Lender"), a Washington limited liability company, or its assigns, pursuant to his/her respective Guaranty dated June 22, 2012, (the "Guaranty"), hereby (i) acknowledges receipt of the Seventh Modification to Secured Promissory Note and Waiver of Defaults (the "Seventh Modification"); (ii) consents to the terms and execution thereof; (iii) agrees and consents to the joinder of Preferred Restaurant Brands, Inc. f/k/a Dixie Foods International, Inc. ("Dixie") as a Borrower under the Note and agrees that the he/she guarantees all indebtedness of KCI and Dixie owing to Lender under the terms of the Note and Ancillary Documents pursuant to the Guaranty, (iv) agree the term "Borrower" set forth in the Guaranty is hereby modified to mean KCI and Dixie individually and collectively; (v) agrees and confirms that "Guaranteed Obligations" as defined in the Guaranty includes all indebtedness, obligations, and liabilities of KCI and Dixie, as more fully described in the Guaranty; (vi) reaffirms all obligations to Lender pursuant to the terms of the Guaranty; (vii) acknowledges that Lender may amend, restate, extend, renew or otherwise modify the Note and any indebtedness or agreement of KCI or Dixie, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower's present and future indebtedness to Lender; and (viii) agrees to join in and be bound by all of the terms and provisions of Section 21 (including executing the springing blocked account agreement), Section 22, and Section 26 of the Seventh Modification.

Dated effective as of the 31st day of October, 2014.

GUARANTORS:

____
Kenneth Antos

____
Shelia Antos

Exhibit B

Form of Warrant

THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

December 17, 2014

WARRANT TO PURCHASE COMMON STOCK
OF
PREFERRED RESTAURANT BRANDS, INC.

Company:	Preferred Restaurant Brands, Inc., a Florida corporation
Class of Securities:	Common Stock
Number of Shares:	1,450,000
Initial Exercise Price:	$0.84 per share
Issue Date:	December 17, 2014
Expiration Date:	December 17, 2019

THIS WARRANT CERTIFIES THAT, in consideration of the extension of certain loans and credit to the Company's affiliate, KCI Investments, LLC, and for other good and valuable consideration, CBC Partners I, LLC or its assignee ("Holder") is entitled to purchase the number of common stock (the "Common Stock" or "Shares") of Preferred Restaurant Brands, Inc. f/k/a Dixie Foods International, Inc. (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Exhibit A to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Section 1.1, the Holder hereof shall have the right to convert this Warrant or any portion hereof into Shares by executing and delivering to the Company at its principal office a Notice of Conversion in substantially the form attached as Exhibit A, specifying the portion of the Warrant to be converted, and accompanied by this Warrant. The number of Shares to be issued to Holder upon such conversion shall be computed using the following formula:

$$X = (P)(Y)(A-B)/A$$

Where	X =	the number of shares of Common Stock to be issued to the Holder for the portion of the Warrant being converted;
	P =	the portion of the Warrant being converted expressed as a decimal fraction;
	Y =	the total number of shares of Common Stock issuable upon exercise of the Warrant in full;
	A =	the Fair Market Value on the date of conversion; and
	B =	the Warrant Price on the date of conversion.

Any portion of this Warrant that is converted shall be immediately canceled. This Warrant or any portion hereof shall be deemed to have been converted immediately prior to the close of business on the date of its surrender for conversion as provided above, and the person entitled to receive the Shares issuable upon such conversion shall be treated for all purposes as Holder of such Shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate for the number of full Shares issuable upon such conversion. If the Warrant shall be converted for less than the total number of Shares then issuable upon conversion, promptly after surrender of the Warrant upon such conversion, the Company will execute and deliver a new Warrant, dated the date hereof, evidencing the right of the Holder to the balance of the Shares purchasable hereunder upon the same terms and conditions set forth herein. The fair market value of the Shares shall be determined pursuant to Section 1.3

1.3 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Company in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is twenty (20) percent or greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses of such investment banking firm shall be shared equally between the Company and the Holder.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Repurchase on Sale, Merger, or Consolidation of the Company.

1.6.1 "Acquisition." For the purpose of this Warrant, "Acquisition" means any transaction or series of related transactions involving: (i) the sale , lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company's domicile), or any other corporate reorganization, in which the shareholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company's (or the surviving or successor entity's) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the shareholders of the Company of shares representing at least a majority of the Company's then-total outstanding combined voting power.

1.6.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving Company to assume the obligations of this Warrant.

1.6.3 Non-assumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this Warrant and Holder has not otherwise exercised this Warrant in full, then Holder shall have the option either to (a) deem this Warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or (b) require the Company to purchase this Warrant for cash upon the closing of the Acquisition for an amount per Share equal to the price to be received by the other holders of the Common Stock of the Company.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Dividends, Splits, Etc. If the Company declares or pays a dividend on its Common Stock payable in Common Stock, or other securities, subdivides the outstanding Common Stock into a greater amount of Common Stock or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the distribution or subdivision occurred. Appropriate adjustments shall also be made to the Warrant Price payable per Share, but the aggregate Warrant Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic

conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares or common stock pursuant to the terms of the Company's Articles of Incorporation upon the closing of a registered public offering of the Company's common stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately decreased.

2.4 Subsequent Dilutive Equity Sales. If the Company at any time while this Warrant is outstanding, shall offer, sell, grant any option or warrant to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option or warrant to purchase or other disposition) any Common Stock or any securities of the Company which would entitle the holder thereof to acquire at any time the Company's securities, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock ("Common Stock Equivalents") at an effective price per share less than the then Warrant Price (such lower price, the "Base Share Price" and such issuances collectively, a "Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Warrant Price, such issuance shall be deemed to have occurred for less than the exercise price), then, the Warrant Price shall be reduced to equal the Base Share Price and the number of shares of Common Stock issuable hereunder shall be increased such that the aggregate exercise price payable hereunder, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the business day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms (such notice the "Dilutive Issuance Notice").

2.5 No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be

adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its President setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

(b) The Initial Exercise Price referenced on the first page of this Warrant is not greater than the price per share at which shares of Company Common Stock were issued immediately prior to the Issue Date hereof. As of the Issue Date, the Company is authorized to issue up to 15,000,000 share of preferred stock, of which _______________ have been issued and are outstanding, and 100,000,000 shares of common stock of which 42,730,976 shares of common stock have been issued and are outstanding.

(c) Except for this Warrant, there are only $500,000 worth of warrants issued to a single investor and no other options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any Shares or other securities in the Company.

(d) All corporate action on the part of the Company, its Board of Directors, officers, and shareholders necessary for the authorization, execution and delivery of this Warrant, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance), sale and delivery of the Warrant and the underlying Shares upon the exercise or conversion of this Warrant have been taken by the Company. Shares issued to the Holder upon the Holder's exercise of the Warrant shall be validly issued, fully paid and non-assessable shares of Common Stock of the Company. This Warrant constitutes valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms.

(e) The Company is permitted to issue Shares pursuant to the terms of its Articles of Incorporation and Bylaws and agrees to take all actions reasonably necessary to ensure that the Warrant issued hereunder are exercisable or convertible, as the case may be, by the Holder into Shares of the Company.

(f) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities issuable upon conversion of the Warrant, shall, upon issuance, be validly issued, fully paid and non-assessable, and free of any liens and encumbrances.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Shares, whether in cash, property, shares, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional Shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of Shares; or (d) to merge or consolidate with or into any other Company, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (i) at least 30 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; and (ii) in the case of the matters referred to in (c) and (d) above at least 30 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Shares will be entitled to exchange their Shares for securities or other property deliverable upon the occurrence of such event).

ARTICLE 4. MISCELLANEOUS.

4.1 Term Expiration. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. If this Warrant has not been exercised prior to the Expiration Date, this Warrant shall be deemed to have been automatically exercised on the Expiration Date by "cashless" conversion pursuant to Section 1.2.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws.

(a) Holder certifies that it is an accredited investor as that term is defined in Regulation D having total assets of at least $5,000,000 and understands that the Warrant and the underlying common shares are not being registered under the Securities Act of 1933, as amended on the basis that the issuance is exempt under Section 4(a)(2) of the Act as a transaction by an issuer not involving any public offering and the Company's reliance on such exemption is predicated in part on the truth and accuracy of Holder's accredited investor status.

(b) This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter).

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). Holder may transfer all or part of this Warrant to its "affiliates", as such term is defined in Rule 144 of the Securities Act of 1933, as amended, at any time provided that notice is given to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any Shares issued upon exercise of this Warrant is issued to in the name of the affiliate that exercises the Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices shall be addressed as follows:

If to Holder:

CBC Partners I, LLC
Attn: Alan Hallberg, Director and Chief Credit Officer
777 108th Ave NE, Suite 1895
Bellevue, WA 98004

with a copy to:

Lane Powell PC
Attn: Stephanie Stephens
1420 Fifth Avenue, Suite 4200
Seattle, WA 98101

If to Company:

Preferred Restaurant Brands, Inc.
Attn: Ken Antos
4033 S. Dean Martin Drive
Las Vegas, NV 89103

4.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

4.8 Governing Law and Venue. This Warrant shall be governed by and construed in accordance with the laws of the State of Washington, without giving effect to its principles regarding conflicts of law. The parties agree that the venue of any dispute arising out of or in connection with this Warrant shall be in the state and federal courts in King County, Washington.

Intentionally blank

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date written above.

COMPANY: PREFERRED RESTAURANT BRANDS, INC.

By: ______________________ VP, CFO for
Ken Amos
Its: President

HOLDER: CBC PARTNERS I, LLC

By:______________________
John Otter
Its: Authorized Manager Representative

EXHIBIT A

NOTICE OF EXERCISE OR CONVERSION

CHECK A BOX BELOW

☐ The undersigned hereby elects to purchase ______________ Shares of Preferred Restaurant Brands, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such Shares in full.

☐ The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the Warrant. This conversion is exercised with respect to ______________ of the Shares covered by the Warrant.

Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

CBC Partners I, LLC
777 108th Avenue NE, Suite 1895
Bellevue, WA 90004

Or Registered Assignee set forth below:

____

____

The undersigned represents that it is an "Accredited Investor" as defined under Rule 501(a) of the Securities Act of 1933, as amended and is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

CBC Partners I, LLC or Registered Assignee

____
(Signature)

____
(Date)